Janet Nittmann
jnittmann@doversaddlery.com
Tel 978 952 8062 x218

Dover Saddlery Announces Favorable Debt Refinancing

LITTLETON, MA—(MARKET WIRE)—Mar 28, 2011 — Dover Saddlery, Inc. (NasdaqCM:DOVR - News), the leading multichannel retailer of equestrian products, today announced that it amended its revolving line of credit and placed a $5,500,000 term loan with its bank, RBS Citizens, N.A.

On March 28, 2011, Dover Saddlery borrowed, as a 7-year, term note, $5.5 million from the bank to refinance its $5.0 million senior subordinated notes plus deferred interest. Additionally, Dover amended its revolving line of credit so that the Company can borrow for two years up to $13.0 million and increase this amount up to $20.0 million with the bank’s approval. This expandable credit facility provides the Company with ample capital to fund its retail store expansion in the near term. The credit facility and term note bear interest at favorable rates. Principal payments on the term note commence in March 2013 and extend through March 2018.

“We expect to realize significant interest savings as a result of refinancing the senior subordinated notes with Citizens and have established a line of credit that we can use to finance the opening of new stores,” commented Stephen L. Day, president and CEO of Dover Saddlery.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s business outlook for fiscal 2011, the prospects for overall revenue growth and profitability, the availability of future borrowing capacity under its line of credit, and the opening of new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.